EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements No. 333-168687 and 333-195889 on Form S-8 of our reports dated February 24, 2016, relating to the consolidated financial statements of BWX Technologies, Inc. and the effectiveness of BWX Technologies Inc.’s internal control over financial reporting appearing in the Annual Report on Form 10-K of BWX Technologies, Inc. for the year ended December 31, 2015.

/S/ DELOITTE & TOUCHE LLP

Charlotte, North Carolina

February 24, 2016